Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Silexion Therapeutics Corp of our report dated March 18, 2025, except  for the effects of the reverse share split effected July 28, 2025 as discussed in note 1h, as to which the date is August 20, 2025 relating to the financial statements of Silexion Therapeutics Corp, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
August 26, 2025	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited